Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Announces Agreement to Sell Groupe Novasep to
Consortium Led by Gilde Buyout Partners

Princeton, New Jersey; November 30, 2006 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced that it has signed a definitive agreement to sell its Groupe Novasep subsidiary to a consortium of buyers comprising Gilde Buyout Partners BV, Banexi Capital and Groupe Novasep management.  This transaction values Groupe Novasep at approximately €425 million.

Gilde Buyout Partners is a private equity investor operating out of Utrecht (NL), Zurich (SW) and Paris.  Groupe Novasep is a technology-driven company serving the life sciences and specialty chemical industries.  The company specializes in production of active pharmaceutical ingredients, developing new purification processes and large-scale chromatography.  Groupe Novasep is 78.6 percent owned by Rockwood Holdings.  The remainder is owned by Groupe Novasep management.

The transaction is subject to limited conditions, including competition clearance in the European Union and United States.  Rockwood expects the transaction to close within 60 days.

JPMorgan, Cazenove and Lazard acted as financial advisors to Rockwood on this transaction.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net sales of $3.1 billion in 2005. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2005 Form 10-K dated March 31, 2006 on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.